EXHIBIT 10(12)

                                                                  ______________


                          AWARD NOTIFICATION UNDER THE
                   UNION FEDERAL SAVINGS AND LOAN ASSOCIATION
                    RECOGNITION AND RETENTION PLAN AND TRUST

__________________:

     You are hereby awarded a total of _____________ shares of the Common Stock, without par value ("Common Stock"), of Union Community Bancorp ("UCB"), pursuant to the Union Federal Savings and Loan Association Recognition and Retention Plan and Trust (the "Plan"), on the following terms and conditions:

     1. The shares of Common Stock subject to award vest at the rate of twenty percent (20%) of the aggregate number of shares covered by the award at the end of each full twelve months of consecutive service with Union Federal Savings and Loan Association or an affiliate thereof (collectively, the "Bank") after the date of grant. If your service with the Bank terminates prior to _________________, for any reason (except as discussed below), then you will forfeit the right to earn any shares of Common Stock subject to this award which have not previously been earned. In determining the number of shares of Common Stock which are earned, fractional shares will be rounded down to the nearest whole number, provided that such fractional shares will be aggregated and earned, on the fifth anniversary of the date of grant.

     2. Notwithstanding the general rule contained in paragraph 1, above, all shares of Common Stock subject to this award held by you will be deemed earned as of your last day of service with the Bank as a result of your death or disability.

     3. Notwithstanding anything herein to the contrary, the Board of Directors of the Bank may immediately revoke, rescind and terminate any award, or portion thereof, previously awarded under the Plan, to the extent shares of Common Stock have not been delivered to you, whether or not the shares have been earned, if you are discharged for cause or it is discovered after your service terminates that you have engaged in conduct which would have justified termination or removal for cause.

     4. Whenever shares of Common Stock awarded under the Plan are paid to you, or to the beneficiary you designate, such person will be entitled to receive, with respect to each share of Common Stock paid, an amount equal to any cash dividends or cash distributions and a number of shares of Common Stock equal to any stock dividends, and any other asset distributions declared and paid with respect to a share of Common Stock between the date the shares are distributed and the date such shares were granted, along with any net earnings thereon.

     5. Shares of Common Stock will be distributed to you, or to the beneficiary you designate, as the case may be, as soon as practicable after they have been earned.

     6. All shares of Common Stock, together with any shares representing stock dividends thereon, will be distributed in the form of Common Stock. One share of Common Stock will be paid for each share earned and payable. Payments representing accumulated cash dividends or cash distributions (and earnings thereon) will be made in cash. Other asset distributions payable on the shares of Common Stock awarded will be paid in the form of such distributions, to the extent feasible. The trustee of the Plan may withhold from any payment or distribution made under the Plan sufficient amounts of cash or shares of Common Stock to cover any applicable withholding and employment taxes, and if the amount of such payment is insufficient, the trustee may require you or the beneficiary you designate to pay to the trustee the amount required to be withheld as a condition of delivering the shares earned and payable under the Plan. Alternatively, you may pay to the trustee that amount of cash necessary to be withheld in taxes in lieu of any withholding of payments or distribution under the Plan. If you elect to have such taxes withheld, then the election must be made in compliance with Rule 16b-3, to the extent applicable.

     7. This award is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. A copy of the Plan has been furnished to you and an additional copy may be obtained from the Bank. In the event of any conflict between the provisions of the Plan and the provisions of this letter, the terms, conditions and provisions of the Plan will control, and this letter will be deemed to be modified accordingly.

                                 Very truly yours,

                                 UNION FEDERAL SAVINGS AND LOAN
                                 ASSOCIATION


                                 By:
                                    --------------------------------------------
                                    Alan L. Grimble, Chief Executive Officer

I acknowledge Receipt of a copy
of this Award Notification:


--------------------------------------